UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 5, 2011

Warwick Valley Telephone Company

(Exact name of registrant as specified in its charter)

New York	0-11174	14-1160510
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

47 Main Street, Warwick, New York	10990
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	845-986-8080

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on May 5, 2011, Kenneth H. Volz resigned his position as Executive Vice President, Chief Financial Officer and Treasurer of Warwick Valley Telephone Company (the “Company”).  Ralph Martucci, Jr. was appointed as the Company’s new Executive Vice President, Chief Financial Officer and Treasurer.

Prior to being appointed as the Company’s Executive Vice President, Chief Financial Officer and Treasurer, Mr. Martucci, age 57, served as the Company’s Director-Finance since October 2010.  From 2009 until October 2010, Mr. Martucci served as Vice President of Finance and Operations for Liberty Environmental Management, a privately-held company in the residential and commercial property management business.  Prior to that, Mr. Martucci served since 2000 as Director of Corporate Business Operations for Ottaway Newspapers, Inc., a wholly-owned subsidiary of News Corp. (formerly Dow Jones and Company), the owner and operator of community media franchises across North America and as Director of Finance and Administration for Hudson Valley Media Group, a division of Ottaway Newspapers, Inc.  Prior to that, Mr. Martucci had a 17 year career with Frontier Communications Corporation, a publicly-held provider of telecommunication services.

Effective May 5, 2011, the Company entered into an employment agreement with Mr. Martucci.  Mr. Martucci’s employment agreement provides for a two year term beginning May 5, 2011. The agreement will automatically be renewed for successive one-year periods unless the Company or Mr. Martucci gives written notice of non-renewal to the other at least 60 days before the expiration of the initial term or any subsequent renewal period.

Mr. Martucci will receive an annual base salary of $180,000, subject to annual increases as the Company may determine. Mr. Martucci is eligible to receive an annual cash bonus and incentive compensation in the form of equity-based awards (stock options and restricted stock) under the Company’s Amended and Restated 2008 Long-Term Incentive Compensation Plan each year in accordance with an applicable plan approved by the board or the compensation committee for such year. Mr. Martucci’s cash bonus plan for 2011 is targeted at 50% of his base salary and the incentive compensation component is targeted at 15,000 stock options and 3,750 shares of restricted stock, provided certain financial performance criteria are met in 2011. The elements of performance and the weighting associated with each financial metric will determine the applicable payout factor that will be used to calculate both the annual cash bonus and incentive compensation amounts. The board or the compensation committee of the board, in its sole discretion may determine subsequent measurement metrics for 2011 and each subsequent year, and may also, in its sole discretion, change or eliminate the applicable plan at any time. In order to be eligible to receive a cash bonus and/or incentive compensation, Mr. Martucci must be employed with the Company on the respective payment date.

Mr. Martucci is eligible to participate in and receive benefits under the Company’s 401(k) saving plan, health and welfare plans, including medical and dental insurance, life insurance, and short-term and long-term insurance.

Mr. Martucci’s employment may be terminated at any time for any reason by the Company or Mr. Martucci upon written notice. Mr. Martucci will be entitled to compensation and benefits depending on the circumstances of the termination of employment. If Mr. Martucci’s employment is terminated without cause and not in connection with a change of control, Mr. Martucci will be entitled to a severance payment equal to 100% of his base salary in effect as of the date of his termination of employment. He will also receive the target amount of his annual cash bonus for the year in which the termination of employment occurs. Both of these amounts will be paid in a lump sum payment. Mr. Martucci will also be entitled to the continuation of benefits for a period of one year following termination at the same cost he was charged for such benefits at the time of his termination.

In the event that Mr. Martucci is terminated due to a change in control (as defined in his employment agreement), he will be entitled to the same compensation and benefits listed in the above paragraph except that he will be entitled to receive a cash payment equal to 150% of his annual base salary and target cash bonus. Both of these amounts will be paid in a lump sum payment. Mr. Martucci will also be entitled to the continuation of benefits for a period of one year following termination at the same cost he was charged for such benefits at the time of his termination. In addition, any unvested or restricted equity compensation such as stock options and restricted stock will immediately vest.

A copy of Mr. Martucci’s employment is attached hereto as Exhibit 10.1.

Item 9.01                   Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Employment Agreement dated May 9, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warwick Valley Telephone Company

Dated: May 10, 2011	By:	/s/ Duane W. Albro
Duane W. Albro
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement dated May 9, 2011